Exhibit 99.1
U.S. AUTO PARTS NETWORK, INC. REPORTS FULL YEAR 2007 RESULTS

●    Net sales increased to $161 million for 2007
●  Securities litigation preliminarily settled

CARSON, California, March 6, 2008― U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), a leading online provider of automotive aftermarket parts and accessories, today reported financial results for the fourth quarter and year ended December 31, 2007.

Net sales for 2007 were $161.0 million, an increase of 34% from $120.1 million for 2006.  The Company entered into a memorandum of understanding on January 30, 2008 pursuant to which it reached a preliminary settlement of its outstanding securities litigation, which settlement is subject to court approval and confirmatory discovery.  As a result of this preliminary settlement, the Company recorded a $4.5 million settlement charge in 2007.  Inclusive of the securities litigation settlement charge, net loss for the year ended December 31, 2007 was $3.6 million, or $0.13 per diluted share on approximately 28.3 million shares outstanding, compared to net income of $3.5 million, or $0.17 per diluted share on approximately 20.0 million shares outstanding in 2006.

Net sales for the quarter ended December 31, 2007 were $37.3 million, an increase of 1.4% from $36.8 million in the prior year period.  Net loss for the fourth quarter of 2007, which is inclusive of the fourth quarter portion of the securities litigation settlement costs of $3.9 million, was $5.5 million, or $0.18 per diluted share, compared to a net loss of $0.02 million, or $0.00 per diluted share for the prior year period.   Diluted EPS for the quarters ended December 31, 2007 and 2006 included amortization expense related to intangibles of $2.1 million or $0.07 per diluted share and $2.1 million or $0.9 per diluted share, respectively.

The Company generated adjusted EBITDA of $7.8 million in 2007 compared to $13.3 million in 2006.  Adjusted EBITDA excluded share-based compensation expense of $2.2 million in 2007 and $0.9 million in 2006.  Results for the full year 2007 included the $4.5 million securities litigation settlement charge and approximately $1.1 million in costs associated with the hiring of a new CEO and severance expense for recent management changes.  Adjusted EBITDA is a non-GAAP financial measure.  For further information regarding Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to net income (loss), see Non-GAAP Financial Measures below.

Mr. Evangelist noted, “I believe U.S. Auto Parts has a tremendous opportunity to capture a significant share of the existing online auto parts market and the expected future growth.  Over the last four months, we have listened to consumers, assessed the competitive landscape and analyzed the supply chain complexities.  From these efforts, we have developed a strategy that addresses our near term operational opportunities, and we believe will position U.S. Auto Parts to take advantage of the long-term shift of auto parts buying from brick and mortar retail to online.”

4Q 2007 Financial Highlights

·
Net sales for the fourth quarter ended December 31, 2007 were $37.3 million, an increase of 1.4% from $36.8 million in the prior year period.  The sales growth primarily reflected higher website traffic (unique visitors), offset by a lower conversion rate.

·
Gross profit was $12.7 million or 34% of net sales for the fourth quarter of 2007 compared to $12.0 million or 33% of net sales for the fourth quarter of 2006.   The year-over-year increase in gross margin was primarily due to a 1.3% increase in online margins which resulted from higher prices on certain products, lower product costs from certain suppliers and lower shipping costs.

·
Marketing expense was $5.8 million or 16% of net sales for the fourth quarter of 2007 compared to $5.0 million or 14% of net sales for the prior year period.  Marketing costs increased primarily due to a $0.3 million increase in paid search in the first half of the 2007 fourth quarter.  We continue to evaluate our investment in paid search in order to balance our return on investment in marketing spend with our ability to drive organic traffic.

·
General and administrative expense was $8.9 million or 24% of net sales for the fourth quarter of 2007 compared to $2.6 million or 7% of net sales in the prior year period.  G&A expense increased over the same period in the previous year primarily due to the inclusion of the $3.9 million litigation settlement charge, an increase of $0.7 million in costs associated with the hiring of a new CEO, an increase of $0.4 million in severance expense related to recent management changes, and an increase of $0.2 million in share-based compensation expense.

·	Capital expenditures for the fourth quarter of 2007 totaled $1.5 million, including $0.7 million of internally developed software and website development costs.

·	Cash, cash equivalents and short term investments were $42.0 million at December 31, 2007.

Michael McClane, Chief Financial Officer, added, “2007 was a year of many accomplishments and learning opportunities that we believe have set the foundation for future successes to build upon.  We recruited new leadership focused on execution and improving the consumer experience, attracted a world-class board, completed the Partsbin integration, reduced shareholder uncertainty by resolving the lawsuit and most importantly, architected a plan to drive the business over the next several years.  We believe we have a tremendous growth opportunity and we are highly focused on capturing additional market share.”

4Q 2007 Operating Metrics
To better manage and measure the business, the Company plans to use a new method to calculate key operating metrics.  The new measurement will be based on placed orders instead of the current method of using net orders.  The Company is doing this to reduce the impact of returns, out of stock orders, and incomplete payment processing on the key operating metrics. In addition, the Company is adjusting the measurement of monthly unique visitors, which the Company believes will improve consistency and usability.

·
Conversion rate - The conversion rate in the fourth quarter of 2007 was 1.0% compared to 1.2% during the corresponding period of 2006.  Conversion based on our new measurement criteria remained stable at 1.2% for the third and fourth quarters of 2007.

·
Customer acquisition cost - The customer acquisition cost in the fourth quarter of 2007 was $10 per customer, compared to $9 during the corresponding period of 2006.  The increase in customer acquisition cost was primarily due to increased paid search costs in the current quarter.  Customer acquisition cost based on our new measurement criteria was $8 per customer for the fourth quarter of 2007, compared to $5 for the third quarter of 2007.

·
Unique visitors - The number of monthly unique visitors in the fourth quarter of 2007 rose to 24 million, an increase of 20% compared to the fourth quarter of 2006.  The increase primarily reflects increases in both paid and organic search.  Unique visitors based on our new measurement criteria were 25 million for the fourth quarter of 2007, compared to 24 million for the third quarter of 2007.

·
Orders - The number of orders placed through our e-commerce websites was approximately 238,000 orders in the fourth quarter of 2007 compared to 241,000 in the corresponding period of 2006.  The decrease in orders was primarily a result of a decrease in conversion rate.  E-commerce orders based on our new measurement criteria were 293,000 for the fourth quarter of 2007, compared to 297,000 for the third quarter of 2007.

·
Average order value - The average order value of purchases on our websites was $118 during the fourth quarter of 2007, down from $119 during the corresponding period of 2006.  The reduction in average order value was primarily the result of lower sales volume of higher value products, in addition to promotional discounts offered in the fourth quarter of 2007.  Average order value based on our new measurement criteria was $125 for the fourth quarter of 2007, compared to $127 for the third quarter of 2007.

Outlook for 2008

The Company is updating its preliminary guidance for full year 2008 as follows:

Guidance for the quarter ended March 31, 2008 is as follows:

-	Net sales are expected to be in the range of approximately $38 million to $40 million.
-	Adjusted EBITDA is expected to be in the range of approximately $1.6 million to $2.1 million.

For the year ended December 31, 2008, the Company expects revenues on a year-over-year basis to decline in the first half of 2008 versus the prior year period and increase in the second half of 2008 versus the prior year period as the Company’s 2008 operational strategy takes hold.

Commenting on the Company’s guidance policy, Mr. Evangelist stated, “As we are in the early stages of implementing our 2008 operational strategy, we will not be providing full year 2008 guidance.  However, we have identified opportunities that upon full execution, could contribute approximately $45 million in incremental sales, which on an annualized basis should approach $200 million in sales in the next few years.  We believe that the operating leverage inherent in the model can allow us to achieve a 10% Adjusted EBITDA margin on that level of revenue.  We believe we have identified, and are focused on, the right opportunities for operational improvement and while we cannot commit to a specific time table around completion, we believe that we are moving in the right direction to achieve our strategic and financial goals.”

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide "Adjusted EBITDA,” which is a non-GAAP financial measure. Adjusted EBITDA consists of net income before (a) interest expense, net; (b) income tax provision; (c) amortization of intangibles; (d) depreciation and amortization; and (e) share-based compensation expense related to stock option grants and other equity instruments.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses Adjusted EBITDA as a measurement of the Company's operating performance because it assists in comparisons of the Company's operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, this non-GAAP measure is also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating the Company's capacity to fund capital expenditures and expand its business. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry.

This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended December 31,		Years Ended December 31,
	2006	2007*	2006	2007*
	(in thousands)
Net income (loss)	$(22)	$(5,498)	$3,496	$(3,597)
Interest (income) expense, net	560	(483)	1,510	(1,137)
Income tax provision (benefit)	23	(771)	550	538
Amortization of intangibles	2,055	2,099	5,092	8,350
Depreciation and amortization	245	599	1,786	1,469
EBITDA	2,861	(4,054)	12,434	5,623
Share-based compensation	349	612	856	2,174
Adjusted EBITDA	$3,210	$(3,442)	$13,290	$7,797
____________________________
*Includes $3.9 million and $4.5 million in charges recorded in the fourth quarter of 2007 and the full year 2007, respectively, resulting from the Company’s preliminary agreement to settle the shareholder litigation.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the results today, Thursday, March 6, 2008, at 2:00 pm Pacific Time (5:00 pm Eastern Time).  The conference call will be conducted by Shane Evangelist, Chief Executive Officer, and Michael McClane, Chief Financial Officer, and will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.usautoparts.net where the call will be archived until March 20, 2008.  To view the press release or the financial or other statistical information required by SEC Regulation G, please visit the Investor Relations section of the U.S. Auto Parts website at investor.usautoparts.net.

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including body parts, engine parts, performance parts and accessories. Through the Company's network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts' flagship websites are located at http://www.partstrain.com and http://www.autopartswarehouse.com and the Company's corporate website is located at http://www.usautoparts.net.

U.S. Auto Parts is headquartered in Carson, California.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are based on management's current expectations, estimates and projections about the Company's business and its industry, as well as certain assumptions made by the Company. Words such as ''anticipates,'' ''expects,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' "estimates," "may,'' ''will'' and variations of these words or similar expressions are intended to identify forward-looking statements.  These statements include, but are not limited to, the Company's expectations regarding its future operating results and financial condition, potential growth, as well as the future performance of the Company’s call center operations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the demand for the Company's products; the Company's ability to expand and price its product offerings and control costs and expenses; the mix of products sold by the Company; the potential economic downturn which could adversely impact retail sales, the competitive and volatile environment in the Company's industry; the ability to achieve broader market acceptance for Internet auto parts sales; the effect and timing of technological changes and the Company's ability to integrate such changes and maintain, update and expand its infrastructure and improve its unified product catalog; the transition of certain call center operations in-house and the Company's ability to expand and maintain, manage and improve such operations; the Company's ability to improve customer satisfaction and retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement the Company's business plans both domestically and internationally; the Company's cash needs; changes in general economic or market conditions; the Company’s ability to comply with Section 404 of the Sarbanes-Oxley Act, and, maintain an adequate system of internal controls; any remediation costs or other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.usautoparts.net and the SEC's website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

US Auto Parts®, Auto Parts Train™, PartsTrain™, Partsbin™, Kool-Vue™ and Auto-Vend™ are among the trademarks of U.S. Auto Parts.  All other trademarks and trade names mentioned are the property of their respective owners.

U.S. AUTO PARTS NETWORK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$1,183	$19,399
Marketable securities	—	22,650
Accounts receivable, net	2,789	2,907
Inventory, net	8,796	11,191
Deferred income taxes	934	831
Prepaid expenses and other current assets	1,149	1,808

Total current assets	14,851	58,786
Property and equipment, net	2,716	6,945
Intangible assets, net	33,362	26,444
Goodwill	14,179	14,201
Deferred income taxes	1,703	3,562
Other noncurrent assets	1,901	118

Total assets	$68,712	$110,056

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,893	$8,103
Accrued expenses	2,912	7,822
Line of credit	2,000	—
Notes payable	10,805	1,000
Capital leases payable, current portion	62	73
Other current liabilities	2,392	1,367

Total current liabilities	26,064	18,365
Notes payable less current portion, net	21,922	—
Capital leases payable, less current portion	114	48

Total liabilities	48,100	18,413

Commitments and contingencies

Stockholders’ equity:
Series A convertible preferred stock, par value $0.001; 11,100,000 and 10,000,000 shares authorized as of December 31, 2006 and 2007, respectively; 11,055,425 and no shares issued and outstanding as of December 31, 2006 and 2007, respectively (liquidation preference of $45,000 at December 31, 2006);	11	—
Common stock, par value $0.001; 50,000,000 and 100,000,000 shares authorized as of December 31, 2006 and 2007, respectively; 15,199,672 and 29,846,757 issued and outstanding as of December 31, 2006 and December 31, 2007, respectively	15	30
Additional paid-in capital	68,906	143,223
Accumulated other comprehensive income	5	312
Accumulated Deficit	(48,325)	(51,922)

Total stockholders’ equity	20,612	91,643

Total liabilities and stockholders’ equity	$68,712	$110,056

U.S. AUTO PARTS NETWORK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2006	2007	2006	2007
Net sales	$36,765	$37,315	$120,060	$160,957
Cost of sales	24,794	24,635	78,573	107,132
Gross profit	11,971	12,680	41,487	53,825

Operating expenses:
General and administrative	2,581	8,872	9,594	18,587
Marketing	4,968	5,813	15,102	21,551
Fulfillment	1,374	2,058	4,963	7,557
Technology	434	593	1,332	1,987
Amortization of intangibles	2,055	2,099	5,092	8,350
Total operating expenses	11,412	19,435	36,083	58,032

Income (loss) from operations	559	(6,755)	5,404	(4,207)

Other income (expense):
Loss from disposition of assets	-	-	(5)	-
Other income	2	3	157	11
Interest income	13	561	95	1,677
Interest expense	(573)	(78)	(1,605)	(540)
Total other income (expense), net	(558)	486	(1,358)	1,148
Income (loss) before income taxes	1	(6,269)	4,046	(3,059)
Income tax provision (benefit)	23	(771)	550	538

Net income (loss)	$(22)	$(5,498)	$3,496	$(3,597)

Basic net income (loss) per share	$0.00	$(0.18)	$0.24	$(0.13)
Diluted net income (loss) per share	$0.00	$(0.18)	$0.17	$(0.13)
Shares used in computation of basic net (loss) income per share	15,199,672	29,846,757	14,437,657	28,274,022
Shares used in computation of diluted net income (loss) per share	21,976,510	29,846,757	19,990,431	28,274,022

The Consolidated Statements of Income above includes share-based compensation expense related to option grants, as follows:
	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007

General and administrative expense	$246	$450	$582	$1,645
Marketing expense	64	111	171	359
Fulfillment expense	9	32	25	103
Technology expense	30	19	78	67
Total share-based compensation expense	349	612	856	2,174

Investor Contacts:

Michael McClane, Chief Financial Officer
U.S. Auto Parts Network, Inc.
michael@usautoparts.com
(310) 735-0085

Anne Rakunas / Laura Foster
ICR, Inc.
(310) 954-1100
anne.rakunas@icrinc.com
laura.foster@icrinc.com

Media Contacts:
Stephanie Sampiere / Matt Lindberg
ICR, Inc.
(203) 682-8200
stephanie.sampiere@icrinc.com
matthew.lindberg@icrinc.com